Exhibit 5.1

K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T 949.253.0900 F 949.253.0902 klgates.com

July 2, 2021
TOMI Environmental Solutions, Inc.
8430 Spires Way, Suite N
Frederick, Maryland 21701

Ladies and Gentlemen:

We have acted as counsel to TOMI Environmental Solutions, Inc., a Florida corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), registering 1,350,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the TOMI Environmental Solutions, Inc. 2016 Equity Incentive Plan. This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering our opinion, we have examined: (i) the Registration Statement, (ii) the Articles of Incorporation of the Company, as amended to date, (iii) the Bylaws of the Company, (iv) certain resolutions of the Board of Directors of the Company (the “Board”) and such other records of corporate actions of the Company relating to the Registration Statement and the authorization for issuance and sale of the Shares, and matters in connection therewith, (v) the 2016 Plan and the forms of award agreements approved by the Board for use thereunder, and (vi) a certificate of an officer of the Company, dated as of the date hereof (the “Fact Certificate”). We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on the Fact Certificate.

In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind, including that: (i) each document submitted to us is accurate and complete; (ii) each document submitted to us as an original is authentic; (iii) each document submitted to us as a copy conforms to an authentic original; (iv) all signatures on original documents are genuine; (v) all documents were duly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof; and (vi) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. We have further assumed the legal capacity of natural persons and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

In rendering our opinion below, we also have assumed that: (i) the Company will have sufficiently authorized and unissued shares of Common Stock at the time of each issuance of a Share under the 2016 Plan; (ii) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Board will adopt a resolution providing that all Shares shall be uncertificated in accordance with Section 607.0626 of the Florida Business Corporation Act (the “FBCA”) prior to their issuance; (iii) the issuance of each Share will be duly noted in the Company’s stock ledger upon issuance; and (iv) the Company will receive consideration for each Share at least equal to the par value of each share of Common Stock, in the amount required by the 2016 Plan and approved by the Board pursuant to a resolution authorizing the issuance of such Share adopted at a meeting or by unanimous consent to action without meeting in accordance with the FBCA.

The opinion expressed below is limited to the FBCA, including the applicable provisions of the Constitution of the State of Florida and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and, when, and if, issued and sold in accordance with the terms of the 2016 Plan and any underlying award agreements, will be validly issued, fully paid and nonassessable. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP